EXHIBIT 99.1

Tapestry, Inc. Announces Early Tender Results for Cash Tender Offer

New York - November 30, 2021 - Tapestry, Inc. (NYSE: TPR) (the “Company”), a leading New York-based house of modern luxury accessories and lifestyle brands, today announced the early tender results as of 5:00 p.m., New York City time, November 29, 2021 (the “Early Tender Deadline”) for the previously announced cash tender offer (the “Tender Offer”) to purchase up to $500,000,000 aggregate principal amount (the “Maximum Amount”) of the Company’s 4.250% Notes due 2025 and 4.125% Notes due 2027 (collectively, the “Notes”).

The principal amount of each series of Notes that were validly tendered and not validly withdrawn in the Tender Offer as of the Early Tender Deadline is set forth in the table below.

Title of Security	CUSIP Number	Aggregate Principal Amount Outstanding	Acceptance Priority Level(1)	Principal Amount Tendered
4.250% Notes due 2025	189754AA2	$600,000,000	1	$296,608,000
4.125% Notes due 2027	189754AC8	$600,000,000	2	$264,805,000

(1) The Company intends to accept a maximum of $500,000,000 in principal amount of validly tendered (and not validly withdrawn) Notes in the Tender Offer using a “waterfall” methodology under which the Company will accept the Notes in order of their respective acceptance priority levels noted in the table above.  Notes validly tendered and not validly withdrawn at or before the Early Tender Deadline having a higher Acceptance Priority Level will be accepted before any tendered Notes having a lower Acceptance Priority Level are accepted.

The settlement for the Tender Offer is expected to take place on December 1, 2021 (the “Settlement Date”).  Holders whose Notes are accepted for purchase will receive the Total Consideration (as defined in the Offer to Purchase dated November 15, 2021 (the “Offer to Purchase”)), to be calculated at 10:00 a.m., New York City time, today by BofA Securities, Inc., HSBC Securities (USA) Inc. and J.P. Morgan Securities LLC, the Dealer Managers, and to be announced by separate release later today.  As previously announced, withdrawal rights for the Tender Offer expired at 5:00 p.m., New York City time, on November 29, 2021.

The Tender Offer will expire at 11:59 p.m., New York City time, on December 13, 2021, (such date and time, as the same may be extended, the “Expiration Time”).  However, as  the aggregate principal amount of Notes validly tendered at the Early Tender Deadline exceeded the Maximum Amount, it is expected that further tenders of Notes prior to the Expiration Time will not be accepted for purchase.

The obligation of the Company to accept for purchase, and to pay for, any Notes validly tendered (and not validly withdrawn) and accepted for purchase pursuant to the Tender Offer is conditioned upon the satisfaction or waiver of the conditions described in the Offer to Purchase under the heading “Terms of the Tender Offer—Conditions of the Tender Offer,” including, among other things, the Company having issued not less than $500,000,000 in aggregate principal amount of new indebtedness through one or more new debt financing transactions on terms reasonably satisfactory to the Company (the “Financing Condition”).  The Company expects that the Financing Condition will be satisfied on December 1, 2021.  On such date, the Company expects to issue $500,000,000 in aggregate principal amount of its 3.050% Notes due 2032.  Amounts payable in excess of the net proceeds of such issuance in connection with the Tender Offer are expected to be paid with the Company’s cash on hand or other amounts available to the Company.

This press release is neither an offer to purchase securities nor a solicitation of participation in the Tender Offer.  No offer, solicitation, purchase or sale will be made in any jurisdiction in which such offer, solicitation or sale would be unlawful.  The Tender Offer is being made solely pursuant to the terms and conditions set forth in the Offer to Purchase.

BofA Securities, Inc., HSBC Securities (USA) Inc. and J.P. Morgan Securities LLC are serving as Dealer Managers for the Tender Offer.  Questions regarding the Tender Offer may be directed to BofA Securities, Inc., collect at (980) 387-3907 or debt_advisory@bofa.com, HSBC Securities (USA) Inc., toll free at (888) 472-2456 and J.P. Morgan Securities LLC toll free at (866) 834-4666 or collect at (212) 834-4087.  Requests for the Offer to Purchase or the documents incorporated by reference therein may be directed to D.F. King & Co., Inc., which is acting as Tender Agent and Information Agent for the Tender Offer, at the following telephone numbers: banks and brokers, (212) 269-5550; all others toll free at (800) 714-3306 or at the following email: tpr@dfking.com.

About Tapestry, Inc.

Our global house of brands unites the magic of Coach, kate spade new york and Stuart Weitzman.  Each of our brands are unique and independent, while sharing a commitment to innovation and authenticity defined by distinctive products and differentiated customer experiences across channels and geographies.  We use our collective strengths to move our customers and empower our communities, to make the fashion industry more sustainable, and to build a company that’s equitable, inclusive, and diverse.  Individually, our brands are iconic.  Together, we can stretch what’s possible.  The Company’s common stock is traded on the New York Stock Exchange under the symbol TPR.

This information to be made available in this press release may contain forward-looking statements based on management’s current expectations.  Forward-looking statements include, but are not limited to, statements that can be identified by the use of forward-looking terminology such as “may,” “will,” “can,” “should,” “expect,” “potential,” “intend,” “estimate,” “continue,” “commit,” “pledge,” “project,” “guidance,” “forecast,” “outlook,” “anticipate,” “goal,” “leveraging,” “sharpening,” transforming,” “creating,” accelerating,” “enhancing,” leaning into,” “innovation,” “drive,” “targeting,” “assume,” “plan,” “progress,” “optimistic,” “confident,” “conviction,” “future,” “journey,” “step forward,” “dedication,” “uncertain backdrop,” “emerge,” “on track,” “positioned to,” “look forward to,” “looking ahead,” or comparable terms.  Future results may differ materially from management’s current expectations, based upon a number of important factors, including risks and uncertainties such as the satisfaction or waiver of conditions to consummation of the Tender Offer set forth in the Offer to Purchase, the outcome of the Tender offer, the impact of the Covid-19 pandemic on our business and financial results, including impacts on our supply chain due to temporary closures of our manufacturing partners and shipping and fulfillment constraints, the ability to control costs and successfully execute our growth strategies, expected economic trends, the ability to anticipate consumer preferences, risks associated with operating in international markets and our global sourcing activities, our ability to achieve intended benefits, cost savings and synergies from acquisitions, the risk of cybersecurity threats and privacy or data security breaches, the impact of pending and potential future legal proceedings, and the impact of legislation, etc.  Please refer to the Company’s latest Annual Report on Form 10-K, Quarterly Report on Form 10-Q and its other filings with the Securities and Exchange Commission for a complete list of risks and important factors.  The Company assumes no obligation to revise or update any such forward-looking statements for any reason, except as required by law.

Contacts

Tapestry, Inc.

Media:
Andrea Shaw Resnick
Chief Communications Officer
212/269-2618
AResnick@tapestry.com

Analysts and Investors:
Christina Colone
Global Head of Investor Relations
212/946-7252
CColone@tapestry.com

Kelsey Mueller
Director of Investor Relations
212/946-8183
kmueller@tapestry.com